As filed with the Securities and Exchange Commission on June 28, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORTHINGTON INDUSTRIES, INC.

(Exact name of Registrant as specified in its charter)

Ohio	31-1189815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio 43085
(Address of Principal Executive Offices) (Zip Code)

Dietrich Industries, Inc. Hourly 401(k) Plan
(Full title of the plan)

Copy to:
Dale T. Brinkman, Esq.	Elizabeth Turrell Farrar, Esq.
200 Old Wilson Bridge Road	Vorys, Sater, Seymour and Pease LLP
Columbus, Ohio 43085	52 East Gay Street
(Name and address of agent for service)	Columbus, Ohio 43215

(614) 438-3001
(Telephone number, including area
code, of agent for service)

Calculation of Registration Fee

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering	aggregate	registration
to be registered (1)	registered	price per share (2)	offering price	fee
Common Shares, without par value	250,000	$15.75	$3,937,500	$463.45

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of computing the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, and computed on the basis of $15.75 per share, which is the average of the high and low sales prices of the Common Shares as reported on the New York Stock Exchange, on June 27, 2005.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents and information filed by Worthington Industries, Inc. (“Registrant”) and the Dietrich Industries, Inc. Hourly 401(k) Plan (the “Plan”), with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

•	Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 2004, November 30, 2004 and February 28, 2005;

•	Registrant’s Current Reports on Form 8-K filed on June 21, 2004, on November 22, 2004, on December 21, 2004, and on January 4, 2005;

•	The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2004, which is being filed concurrently with this Registration Statement on Form S-8; and

•	The description of Registrant’s common shares contained in Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998.

     Any definitive proxy statement or information statement filed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and all documents which may be filed with the Commission by Registrant or the Plan pursuant to Sections 13, 14 or 15(d) of the 1934 Act subsequent to the date hereof and prior to the completion of the offering contemplated by the Plan, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished by Registrant under any of Registrant’s Current Reports on Form 8-K is not incorporated by reference in this Registration Statement on Form S-8.

     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement on Form S-8 to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement on Form S-8.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Under Section 1701.13(E) of the Ohio Revised Code (the “OGCL”), directors, officers, employees and agents of Ohio corporations have an absolute right to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by them to the extent they are successful in defense of any action, suit or proceeding, including derivative actions, brought against them, or in defense of any claim, issue or matter asserted in any such action, suit or proceeding. A director, officer, employee or agent is entitled to such indemnification if such person’s success is “on the merits or otherwise”. Directors (but not officers, employees or agents) are entitled to mandatory payment of expenses by the corporation as they are incurred, in advance of the final disposition of the action, suit or proceeding, provided the director agrees to cooperate with the corporation concerning the action, suit or proceeding and to repay the amount advanced if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

     Section 1701.13(E) of the OGCL permits a corporation to indemnify directors, officers, employees or agents of the corporation in circumstances where indemnification is not mandated by the statute if certain statutory standards are satisfied. A corporation may grant indemnification in actions other than derivative actions if the indemnitee has acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. Such indemnification is permitted against expenses (including attorneys’ fees) as well as judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee.

     An Ohio corporation may also provide indemnification in derivative actions for attorneys’ fees and expenses actually and reasonably incurred in connection with the defense or settlement of an action or suit if the officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. Ohio law does not expressly authorize indemnification against judgments, fines and amounts paid in settlement of such actions. The corporation may not indemnify a director, officer, employee or agent in such actions for attorneys’ fees and expenses if such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duties to the corporation unless, and only to the extent that, a court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

     Section 1701.13(E) of the OGCL states that the indemnification provided thereby is not exclusive of any other rights granted to those persons seeking indemnification under the articles, the regulations, any agreement, a vote of the shareholders or disinterested directors, or otherwise.

     The OGCL grants express power to an Ohio corporation to purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit and self-insurance, for director, officer, employee or agent liability, regardless of whether that individual is otherwise eligible for indemnification by the corporation.

     The Code of Regulations of Registrant (the “Regulations”) provides for broader indemnification than specifically afforded under Section 1701.13(E) of the OGCL. The Regulations provide that Registrant must indemnify officers and directors against expenses (including attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action (whether criminal, civil, administrative or investigative) by reason of the fact that any such individual is or was a director, officer, employee, agent or volunteer of Registrant or is or was serving at the request of Registrant as a director, trustee, officer, employee, member, manager, agent or volunteer of another corporation or other entity so long as such individual’s act or omission was not occasioned by such individual’s intent to cause injury to, or by such individual’s reckless disregard for the best interests of, Registrant and, with respect to any criminal matter, such individual had no reasonable cause to believe such individual’s conduct was unlawful. The Regulations forbid Registrant from indemnifying an officer or director if such person is adjudged to be liable for an act or omission occasioned by such person’s deliberate intent to cause injury to, or by such person’s reckless disregard for the best interests of, Registrant unless and only to the extent a court, in view of all the circumstances, concludes that such person is fairly and reasonably entitled to such indemnity as the court deems proper. The Regulations recite a presumption (which may only be rebutted by clear and convincing evidence) that no act or omission by a director or officer was occasioned by an intent to cause injury to, or by a reckless disregard for the best interests of, Registrant, and with respect to any criminal matter, that no director or officer had reasonable cause to believe his or her conduct was unlawful.

     The Regulations state that the indemnification provided thereby is not exclusive of any other rights to which any person seeking indemnification may be entitled. Additionally, the Regulations provide that Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant, or who is or was serving another entity at the request of Registrant, against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not Registrant would have the obligation or power to indemnify such person under the Regulations. The Regulations also authorize Registrant to purchase and maintain trust funds, letters of credit or self-insurance on behalf of any person who is or was a director, officer, employee, agent or volunteer of Registrant or who is or has served another entity at the request of Registrant.

     The Board of Directors of Registrant has in the past and may in the future maintain insurance to insure its present or former directors, officers and employees against liabilities and expenses arising out of any claim or breach of duty, error, misstatement, misleading statement, omission or other acts done by reason of their being such directors, officers or employees of Registrant.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     (a) Exhibits. The following exhibits are filed herewith and made a part hereof:

Exhibit No.	Description
23.1	Consent of KPMG LLP
23.2	Consent of McCrory & McDowell LLC
24	Powers of Attorney

     (b) The Dietrich Industries, Inc. Hourly 401(k) Plan (the “Plan”) has been submitted to the Internal Revenue Service (the “IRS”) in a timely manner and the undersigned Registrant will submit, or cause to be submitted, any amendments to the Plan required to be so submitted, to the IRS in a timely manner. The Registrant will make, or cause to be made, all changes, if any, required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Dietrich Industries, Inc. Hourly 401(k) Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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signatures begin on following page]

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 28, 2005.

WORTHINGTON INDUSTRIES, INC.
By:	/s/John S. Christie
John S. Christie
President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2005.

Name	Title

*	Director, Chairman of the Board and Chief Executive Officer

John P. McConnell

/s/John S. Christie	Director, President and Chief Financial Officer

John S. Christie

*	Controller

Richard Welch

*	Director

John B. Blystone

*	Director

William S. Dietrich

*	Director

Michael J. Endres

*	Director

Peter Karmanos, Jr.

*	Director

John R. Kasich

Name	Title

*	Director

Carl A. Nelson, Jr.

*	Director

Sidney A. Ribeau

*	Director

Mary Schiavo

*	By John S. Christie, pursuant to Powers of Attorney executed by the directors and executive officers listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

/s/John S. Christie

John S. Christie, Attorney-in-Fact

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on June 28, 2005.

Dietrich Industries, Inc. Hourly 401(k) Plan

By:	Administrative Committee, Plan Administrator

By	/s/ Dale T. Brinkman

Printed Name:	Dale T. Brinkman

Title:	Administrative Committee Member

INDEX TO EXHIBITS

Exhibit No.	Description
23.1	Consent of KPMG LLP
23.2	Consent of McCrory & McDowell LLC
24	Powers of Attorney